Exhibit 10.2

September 28, 2004

Mr. Fred Cromer
Chief Financial Officer
ExpressJet Airlines, Inc.
1600 Smith Ave
Houston, TX 77002

Third Amendment to the Capacity Purchase Agreement

Gentlemen:

As you are aware, Continental Airlines, Inc. (“Continental”) and ExpressJet Airlines, Inc. (“Contractor”), are each parties to an Amended and Restated Capacity Purchase Agreement dated as of April 17, 2002, as amended by the first and second amendments thereto, dated March 27, 2003 and December 9, 2003, respectively (as so amended, the “CPA”).

Continental and Contractor each desire to amend the CPA as follows, such amendments to be effective as of the date hereof:

1.         Article 1 of the CPA is hereby amended to delete the definition of “Flight Hour Agreement” and replacing it with the following:

Flight Hour Agreement – means that certain Amended and Restated AE3007A Series Engine Fleet Hour Agreement, dated as of September 28, 2004, between Allison Engine Company, Inc., doing business as Rolls-Royce Allison, and XJT.

2.         Subsection 2.02(e) of the CPA is hereby amended by deleting such subsection and replacing it with the following:

(e)       “Financial Arrangements.  In connection with the withdrawal of any Covered Aircraft from the capacity purchase provisions of this Agreement pursuant to this Section 2.02, (i) Continental shall be responsible for all reasonable and necessary direct out-of-pocket costs incurred by Contractor as a result of such withdrawal, including without limitation the reasonable costs of terminating facility leases and/or employees and disposing of Excess Inventory caused by such withdrawal and any increased charges per scheduled block hour for Covered Aircraft under Section 5.4.3 of the Flight Hour Agreement precipitated by the return of any Covered Aircraft to Continental, but excluding any lost profits and any other indirect costs; provided that Contractor shall use its reasonable good faith efforts to mitigate any such costs; (ii) Continental shall meet and confer with Contractor regarding the impact of the withdrawal on Contractor’s cash flow, and shall negotiate in good faith regarding the provision by Continental of a credit facility for Contractor, if needed by Contractor as a result of such withdrawal, for a term not to exceed two years, a size not to exceed $75 million in the aggregate and at an interest rate equal to LIBOR plus 200 basis points; provided, that Continental has no obligation to provide such credit facility; (iii) for each such withdrawn aircraft being retained by Contractor, Contractor shall calculate a maintenance reimbursement equal to the product of (x) Contractor’s average cost of a heavy maintenance visit for such aircraft type during the previous six months and (y) a fraction, the numerator of which is the number of hours remaining until the next heavy maintenance visit for such aircraft minus ½ of the total number of hours allowable between heavy maintenance visits for such aircraft, and the denominator of which is the total number of hours allowable between heavy maintenance visits for such aircraft, and at the time of such withdrawal (I) Continental shall pay Contractor an amount equal to such maintenance reimbursement, if the numerator of such fraction is less than zero, (II) Contractor shall pay Continental an amount equal to such maintenance reimbursement, if the numerator of such fraction is greater than zero, and (III) there shall be no maintenance reimbursement payable pursuant to this clause (iii) if the numerator of such fraction is equal to zero; (iv) Continental will be responsible for costs, and shall be entitled to any savings, arising under the Flight Hour Agreement related to Uncovered Aircraft operated by third-party operators; and (v) for each such withdrawn aircraft being retained by Contractor, if Continental shall have previously reimbursed Contractor for the cost of any engine life-limited component pursuant to Paragraph B(3) of Schedule 3 which component is installed in such aircraft, then Contractor shall pay to Continental an amount equal to the cost of such life-limited component multiplied by a fraction, the numerator of which is the number of hours remaining in the life of such life-limited part, and the denominator of which is the total number of hours in the life of such life-limited part.  Contractor may elect, in lieu of making the payment contemplated by clause (v) above, to pay such amount plus accrued interest, which interest shall accrue monthly at the interest rate used in the Uncovered Aircraft Sublease for such aircraft to determine the lease payments thereunder, in equal monthly installments over the remaining term of the Uncovered Aircraft Sublease with respect to such aircraft.”

3.         Continental and Contractor agree that the rates set forth on Appendix 22D will be inclusive of all costs associated with the Flight Hour Agreement.

Capitalized terms not defined herein shall be defined as provided in the CPA.  Except as specifically amended or modified hereby, the CPA shall remain in effect as written.  This Amendment may be signed in counterparts.

If Contractor is in agreement with the above, please indicate its agreement by having an authorized representative sign below in the space provided and return a signed copy of this Amendment to the undersigned at the address above.

                                                                        Very truly yours,

                                                                        Continental Airlines, Inc.

                                                                        Mark Erwin
                                                                        Senior Vice President

            Agreed:          EXRESSJET HOLDINGS, Inc.
                                    XJT HOLDINGS, Inc.
                                    EXRESSJET AIRLINES, Inc.

                                    By:       Fred Cromer
                                                Vice President and
                                                Chief Financial Oficer